Exhibit 99.2

ASX Announcement

26 May 2020

Syndicated Facility Covenant Waivers

Coronado Global Resources Inc. (“Coronado”, ASX: CRN) advises that it has successfully concluded an agreement with its lenders in the Syndicated Facility Agreement (SFA) to waive compliance with the financial covenants for the period from 25 May 2020 to 28 February 2021.

The SFA is a multicurrency revolving credit facility totalling US$550 million and a multicurrency revolving bank guarantee facility of US$130 million. The SFA matures in February 2023.

The waiver provides Coronado with additional flexibility to work through this period of lower demand and pricing for metallurgical coal brought about by the global COVID-19 pandemic. The covenants include a net debt to EBITDA gearing ratio and an interest cover ratio.

Coronado’s Group Chief Financial Officer, Ayten Saridas, said: “Our lenders have been very supportive of Coronado since we listed the company in 2018. This waiver gives Coronado increased flexibility to respond to any further deterioration in global metallurgical coal markets and to manage the impact of fluctuations in demand and pricing.”

Ms Saridas added, “The professional approach of our banking syndicate has allowed us to conclude this agreement quickly and efficiently.”

The agreement to waive covenant testing follows the decisive actions taken by the Company in March and April to preserve capital and improve liquidity by temporarily idling US operations, reducing capital expenditure by 40% in 2020, deferring the expansion plans for the Curragh mine in Queensland and continuing to focus on maintaining a low cost operating structure to withstand a period of sustained lower prices.

This announcement is authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

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For further information please contact:

Investors	Media
Matthew Sullivan	Brett Clegg
P: +61(0) 412 157 276	P: +61 (0) 487 436 985
E: msullivan@coronadoglobal.com.au	E: brett@kadiapartners.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com.au